AMENDMENT TO

SERVICES AGREEMENT

THIS AMENDMENT (“Amendment”) made as of December 15, 2020, by and between HC Capital Trust (“Client”), and Citi Fund Services Ohio, Inc. (“Service Provider”, and with the Client, the “Parties”), to that certain Services Agreement, dated June 11, 2014, between the Client and Service Provider, as amended, (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, the Service Provider performs certain fund accounting and fund administration services for the Client;

WHEREAS, the Parties desire to amend Schedule 2 – Appendix A of the Agreement pursuant to this Amendment to remove certain references to Form N-Q and performance reporting services;

WHEREAS, the Parties now wish to amend Schedule 4 to the Agreement pursuant to this Amendment to account for certain updates to the fees assessed by the Service Provider to the Client; and

WHEREAS, the Parties also wish to amend Schedule 5 to the Agreement pursuant to this Amendment to account for the addition and removal of certain Funds from the portfolio of the Client; and

WHEREAS, the Parties desire to amend Schedule 6 to the Agreement pursuant to this Amendment to remove certain references to Forms N-SAR and N-Q.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Schedule 2 – Appendix A (Fund Administration Services).

Schedule 2 – Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Schedule 2 – Appendix A attached to the end of this Amendment.

2.	Amendment to Schedule 4 – Fee Schedule.

Schedule 4 to the Agreement is hereby deleted in its entirety and replaced with the Schedule 4 attached to the end of this Amendment.

3.	Amendment to Schedule 5 – List of Funds.

Schedule 5 to the Agreement is hereby deleted in its entirety and replaced with the Schedule 5 attached to the end of this Amendment.

4.	Amendment to Schedule 6 – Service Standards.

Schedule 6 to the Agreement is hereby deleted in its entirety and replaced with the Schedule 6 attached to the end of this Amendment.

4.	Representations and Warranties.

(a)    Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)    The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

5.	Miscellaneous.

(a)    This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)    Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)    Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)    This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

HC Capital Trust		Citi Fund Services Ohio, Inc.

By:	/s/ Colette Bergman	By:	/s/ Dominic Crowe

Name:	Colette Bergman	Name:	Dominic Crowe

Title:	VP and Treasurer	Title:	President

Date:	December 16, 2020	Date:	May 21, 2021

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Schedule 2 to Services Agreement -- Services

Appendix A -- Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 5 (each, a “Fund”), subject to the terms and conditions of the Agreement (including the Schedules).

I.	Services

1.	Registration Statements, Financial Statements, Proxy Statements and other SEC Filings:

(a)

Prepare for review and approval by the Client and counsel to the Client (“Fund Counsel”) drafts of: (i) the annual update to the Client’s registration statement on Form N-1A with respect to existing Funds, and (ii) as requested by the Client or Fund Counsel, other amendments to the Client’s registration statement and supplements to its prospectus and statement of additional information reflecting developments from time to time with respect to existing Funds. Subject to approval by the Client and Fund Counsel, file any of the foregoing with the Securities and Exchange Commission (the “SEC”).

(b)

For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.

(c)	Prepare and file Form N-CEN annually;

(d)	Assist with the layout and printing of prospectuses and the Funds’ semi-annual and annual reports to Shareholders;

(e)

Coordinate the printing and distribution of proxy materials for meetings of shareholders; coordinate the record holder research and tabulation process relating to proxies; subject to review and approval by the Client and Fund Counsel, file proxy statements and related solicitation materials with the SEC; prepare draft scripts for and attend the Shareholder meetings and record the minutes of the meetings;

(f)

Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Investment Adviser) on Form N-PX;

(g)	Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month.

2.	Certain Operational Matters

(a)

Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund;

(b)	At the request of, and subject to the review and approval by the Client and Fund Counsel, prepare drafts of fund-related plans, policies and procedures or amendment thereto for existing Funds;

(c)	Assistance, as appropriate with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Client;

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(d)

Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider;

(e)

Assist the Client in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Client in accordance with applicable Investment Company Act of 1940, as amended (the “1940 Act”) rules and file such fidelity bonds and any applicable, related notices with the SEC;

(f)	Maintain corporate records on behalf of the Client, including minute books, and the Charter/Declaration of Trust of the Client and By-Laws of the Client;

(g)

Assist the Client in developing appropriate portfolio compliance procedures for each Fund, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund’s accounting records;

(h)	Monitor and advise the client and the Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(i)	Assist the Client with portfolio compliance monitoring in accordance with Rule 22e-4(b) including:
(i)	daily liquidity classifications of portfolio securities held by the Fund;
(ii)	daily monitoring of compliance with the Fund’s established Highly Liquid Investment Minimum (HLIM);
(iii)	daily monitoring of compliance with the Fund’s 15% illiquid holdings maximum;
(iv)	monthly liquidity classification of portfolio securities on Form N-PORT effective June 1, 2019;
(v)	prepare and file Form N-LIQUID as required.

(j)	Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations;

(k)

Assist the Client with Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Client and Fund Counsel, preparing Board agendas, resolutions and minutes, (iii) assisting the Board by gathering industry and Fund information related to annual contract renewals and approval of fund-related plans, policies and procedures, (iv) attending Board meetings and recording the minutes and (v) performing such other Board meeting functions as agreed from time to time;

(l)	Assist in the preparation and distribution of Trustee/Officer Questionnaires; assist in the review of completed Questionnaires;

(m)	Monitor wash sales annually;

(n)	Prepare informational schedules for use by the Client’s auditors in connection with such auditor’s preparation of the Client’s tax returns;

(o)	Coordinate with independent auditors concerning the Client’s regular annual audit;

(p)	Provide the assurance binder on a quarterly basis just prior to the quarterly N-CSR; and

(q)	Provide a sub-certification pertaining to Service Provider’s Administration services consistent

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with the requirements of the Sarbanes-Oxley Act of 2002.

3.	Compliance Services

(a)

Perform risk-based testing and an annual assessment of the compliance procedures of each service group of Service Provider (other than the Compliance Services group) that provides services for the Client pursuant to this Agreement.

(b)	Provide information reasonably requested by the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above.

(c)	Provide reports to the Client’s Chief Compliance Officer regarding the risk-based testing and annual assessment described in (a) above.

4.	Provision of Certain Officers

Subject to the other terms and conditions of this Services Schedule and the Agreement, Service Provider shall make individuals available to serve as Secretary and/or Assistant Secretary of the Client (to serve only in ministerial or administrative capacities relevant to the Services). The Board shall have discretion to appoint, or to determine not to appoint or to terminate the services of, such individuals, in its sole and absolute discretion.

II.	Notes and Conditions Related to Fund Administration Services

1.	Service Provider shall have no obligation to make available individuals to serve as officers of the Client (“Officers”) unless specifically set forth in this Services Schedule or another agreement.

2.

Notwithstanding any other provision of the Agreement to the contrary, if Service Provider has agreed to make individuals available to serve as Officers, the Client acknowledges and agrees that such individuals, when acting as Officers, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions.

3.

If any employee of Service Provider acts as an Officer of the Client, any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of funds.

4.

The Client’s Organic Documents and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer’s service in good faith in a manner reasonably believed to be in the best interests of the Client, except to the extent such Officer would otherwise be liable to the Client or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. In addition, the Client shall secure insurance coverage from a reputable insurance company for all Officers under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and the nature of their investment portfolio and other relevant factors.

5.	Any Officer may resign for any reason. Service Provider shall have no obligation under I.4 of this Schedule II to make available another individual to act in any such capacity, if

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(a)	the Client’s Organic Documents do not, or no longer, contain the indemnity described above or the Client has not secured or maintained the insurance policy described above;

(b)	the resigning Officer determines, in good faith, and notifies the Board and the Client’s Chief Compliance Officer that the Client:

(i)	has failed to secure and retain the services of reputable counsel or independent auditors;
(ii)

has violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any “applicable securities laws” as defined in Rule 3Sa- I under the 1940 Act; or

(c)

The resigning Officer, or Service Provider, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Client.

6.

The Client shall promptly notify the Service Provider of any issue, matter or event that would be reasonably likely to result in any claim by the Client, one or more Client shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Client in a manner consistent with applicable laws.

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Schedule 4 to Services Agreement

Fee Schedule

1.	Fees

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

A.	Asset Based Fees

First $6.0 Billion in aggregate net assets of all Funds	5.06 bps
Next $6.0 Billion in aggregate net assets of all Funds	0.47 bps
Above $12.0 Billion in aggregate net assets of all Funds	2.76 bps

B.	Security Pricing and Valuation fees

Asset Type	Monthly Fee ($)
Equities	1.20
Asset Backed	5.45
General Bonds	8.15
Government Bonds	3.45
Complex Debt	9.45
Listed Derivatives	1.20
Simple OTCs	12.95
Mid Tier OTCs	75.35
Complex OTCs	75.35

Notes

1.	Monthly rates reflected are based upon current primary pricing vendor selections.
2.	Each “Asset Type” can typically be expected to include the following security types:
•	Equities: Domestic Equity, Foreign Equity, Warrants
•	Asset Backed: ABS, MBS, CMO’s, CMBs
•	General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds
•	Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds
•	Complex Debt: Bank Loans
•	Listed Derivatives: Futures, options
•	Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap
•	Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps
•	Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs
3.	Security Pricing Valuation Services will not be subject to the annual fee increase.
4.	The fees for Security Pricing Valuation Services are calculated for the Fund Complex in its entirety based on the number unique securities held within each asset type on a monthly basis.

C.	Fair Value Support Services and Related Expenses:

In the event that the Client elects to use Service Provider’s Fair Value Support Services, the following applies:

The Client shall pay the annual servicing fee for each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder. The compensation set forth below is payable in addition to the compensation otherwise payable under this Agreement.

Annual Fee

For each Fund with less than 200 securities:	$5,466.09 per Fund
For each Fund with at least 200 securities:	$8,198.61 per Fund

In addition, the Client shall reimburse Service Provider for the actual costs incurred by Service Provider to Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder. Such costs shall be incurred at the discounted group rate made available to Service Provider clients, if applicable.

(The Annual Fee is to be billed in equal monthly installments in respect of each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider.)

D.	Additional Fees

SOC-1 / SSAE 18 Charges (per Class)	$126.50

E.	Form N-PORT

Tier	Description	Annual Fee (per Fund)
Tier 1	All Fund of Funds and Equity Funds holding < 50 securities	$11,638
Tier 2	Fixed Income Funds* holding 0-510 securities and Equity Funds holding 50-510 securities	$14,168
Tier 3	All Fixed Income and Equity Funds holding > 510 securities	$18,216

Sleeve Fee: An additional fee will apply per sleeve	$1,012

Implementation
One-time set-up fee per client	$10,000

*Fixed Income Funds are currently defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note: Each Fund will be designated as a specific “tier” upon the commencement of the N-PORT filing service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

F.	Liquidity Risk Management

Tier	Description	Annual Fee (per Fund)
Tier 1	All Funds holding < 50 securities	$2,024
Tier 2	All Funds holding 50-500 securities	$3,036
Tier 3	All Funds holding > 500 securities	$4,048

Form N-LIQUID preparation and filing $2,530 per filing

Note: Each Fund will be designated as a specific “tier” upon the commencement of the Liquidity Risk Management service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

G.	Compliance Services Fee

$62,809.88 per year

2.	Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for out-of-pocket expenses and miscellaneous charges as follows. Commencing April 1, 2014, the Client shall pay fifty percent of such expenses and charges for the first year, seventy-five percent for the second year and one hundred percent after the second year. The expenses and charges are as follows:

A.	Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;
(ii)	The cost of obtaining security and issuer information;
(iii)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;
(iv)

Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(v)	All copy charges;
(vi)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;
(vii)	The cost of tax data services;
(viii)

Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(ix)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.
(x)	With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

B.	Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)

System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(ii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;
(iii)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;
(iv)	Expenses associated with the tracking of “as-of trades”, billed at the rate of$50 per hour, as approved by the Client;
(v)	Costs of rating agency services.

Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.

Schedule 5 to Services Agreement

List of Funds

1.	THE COMMONODITY RETURNS STRATEGY PORTFOLIO

2.	THE CATHOLIC SRI GROWTH PORTFOLIO

3.	THE CORE FIXED INCOME PORTFOLIO

4.	THE EMRGING MARKETS PORTFOLIO

5.	THE ESG GROWTH PORTFOLIO

6.	THE CORPORATE OPPORTUNITIES PORTFOLIO (formerly, THE FIXED INCOME OPPORTUNITY PORTFOLIO)

7.	THE INSITUTIONAL U.S. EQUITY PORTFOLIO (formerly, THE INTITUTIONAL GROWTH EQUITY PORTFOLIO)

8.	THE INSITUTIONAL INTERNATIONAL EQUITY PORTFOLIO

9.	THE GROWTH EQUTIY PORTFOLIO

10.	THE INFLATION PROTECTED SECURITIES PORTFOLIO

11.	THE INTERMEDIATE TERM MUNICIPAL BOND PORTFOLIO

12.	THE INTERMEDIATE TERM MUNICIPAL BOND II PORTFOLIO

13.	THE INTERNATIONAL EQUITY PORTFOLIO

14.	THE SHORT-TERM MUNICIPAL BOND PORTFOLIO

15.	THE SMALL CAPITALIZATION–MID CAPITALIZATION EQUITY PORTFOLIO

16.	THE VALUE EQUITY PORTFOLIO

17.	THE U.S. CORPORATE FIXED INCOME SECURITIES PORTFOLIO

18.	THE U.S. GOVERNMENT FIXED INCOME SECURITIES PORTFOLIO

19.	THE US MORTGAGE/ASSET BACKED FIXED INCOME SECURITIES PORTFOLIO

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Schedule 6 to Services Agreement

Service Standards

In the event that Service Provider fails to perform the specified service standard listed below, the respective penalty specified below may be assessed. The service standards are subject to all terms and conditions of this Agreement, including, without limitation, Section 6. Service Provider shall not be subject to the service standards set forth herein when (i) Service Provider has declared a disaster and must operate pursuant to its disaster recovery and business continuity plan and/or (ii) in the event of events beyond Service Provider’s reasonable control including, without limitation, force majeure events. In addition, it is understood and agreed that the service standards are dependent upon timely cooperation and timely authorization of filings by the Client and its investment advisor. Service Provider shall have no liability for any failure to meet service standards that, directly or indirectly, arises from actions, delays, or failure of the Client or its other service providers.

Administration:

Measurement Criteria	Service Level Accuracy and Penalty

Financial Administration
Shareholder Report Preparation Cycle (days to signoff for print and mail)	58 days following the last day of the period ($5,000)
SEC Filings, by type (N-CEN, N-CSR, 24f-2)	By regulatory deadline ($10,000)
Form N-PORT SEC Filing	By regulatory deadline, per filing period ($3,500)
Preparation of Budget Packages	Quarterly (or as agreed upon with Client) ($500)
Mutual Fund Performance Calculation	By 3rd business day after month-end ($500)
Mutual Fund Performance Accuracy	>99.0%* within each year of the term ($1,000 for year)

Legal Services
Distribution of Draft Board Meeting Minutes to Client and Counsel	45 days following the respective meeting ($2,000)
Distribution of Draft Board Agenda	8 weeks prior to meeting ($2,000)
Distribution of Draft Board Resolutions (upon finalization of agenda)	6 weeks prior to meeting ($2,000)
Compliance Services
Daily Compliance Checks SEC & Prospectus IRS	By 5:00PM on Trade Date+ 2 business days By 5:00PM on Trade Date+ 2 business days ($500 if missed more than three times in any fiscal quarter)

Business Days are days when the New York Stock Exchange is open and trading.

Note: *The required performance standard associated with this function will be measured by dividing the total number of times that function was correctly performed during the year by the total number of times that the function was performed during the year.

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Fund Accounting:

Measurement Criteria	Service Level Accuracy and Penalty

Dividend Rate Accuracy	99.0% measured on a quarterly basis. ($1,000 if missed for any fiscal quarter)
NAV Accuracy	99.0% measured on a quarterly basis ($2,500 if missed for any fiscal quarter)

The required performance standard associated with a function will be measured by dividing the total number of times that function was correctly performed during the month by the total number of times that function occurred during the applicable period.

An inaccurate calculation of the NAV’s defined as when the correct calculation is $.01 per share or more difference from the originally stated NAV. Such inaccuracy is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period. A NAV error occurs at the Fund level and not the class level.

The required performance standard associated with a function will be measured by dividing the total number of times that function was correctly performed during the applicable period by the total number of times that function occurred during the applicable period. The calculations specified below are based on Service Provider’s service team level’s performance where measurements are based on overall performance of the team servicing multiple clients, including the Client.

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